EXHIBIT 5.1

[Letterhead of Conyers Dill & Pearman]

29 May 2009

Gushan Environmental Energy Limited	DIRECT LINE: 852 2842 9530
Cricket Square, Hutchins Drive P.O. Box 2681	E-MAIL:	RICHARD.HALL@CONYERSDILLANDPEARMAN.COM
Grand Cayman KY1-1111	OUR REF:	M#872852/D#294704
Cayman Islands	YOUR REF:

Attention: the board of directors

Dear Sirs,

Gushan Environmental Energy Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed with the Securities and Exchange Commission (the “Commission”) on or about 29 May 2009 relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 13,683,194 ordinary shares, par value HK$0.00001 per share (the “Ordinary Shares”), issuable pursuant to the Company’s Share Option Scheme, as amended (the “Scheme”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For the purposes of giving this opinion, we have examined copies of (i) the Registration Statement, (ii) the Scheme, (iii) the memorandum of association and the articles of association of the Company, each as certified by a director of the Company on 15 May 2009, (iv) written resolutions of the shareholders of the Company passed on 9 November 2007, (v) written resolutions of the board of directors of the Company passed on 15 May 2009 (together, the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Scheme and the other documents reviewed by us, (c) that the resolutions contained in the Resolutions remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued shares, and (g) that on the date of issuance of any award under the Scheme, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Scheme and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the Scheme, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN